EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.
Dated:  February 6, 2025

/s/ Hannah E. Dunn
FARALLON CAPITAL MANAGEMENT, L.L.C.,
On its own behalf and
As the Manager of
GRASSLAND INVESTORS, LLC
By: Hannah E. Dunn, Managing Member

/s/ Hannah E. Dunn

Hannah E. Dunn, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Patrick (Cheng) Luo, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly